Exhibit 99.1

Purple Innovation Reports Third Quarter 2023 Results

Third Quarter Revenue Increased 19% Sequentially vs. Second Quarter and Just Short of Year Ago
New Product Transition Costs Temporarily Weighing on Margins

Company Expecting Return to Year-over-Year Revenue Growth in the Fourth Quarter

Lehi, Utah, November 9, 2023 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure ™ Mattress,” today announced results for the third quarter ended September 30, 2023.

Third Quarter Financial Summary (Comparisons versus Third Quarter 2022 and Second Quarter 2023)1

●	Net revenue decreased 2.0% to $140.0 million compared to 3Q22 and increased 18.8% compared to 2Q23.

o	Wholesale revenue increased 2.6% compared to 3Q22 and increased 20.0% compared to 2Q23.

o	Direct-to-Consumer (DTC) revenue decreased 5.2% compared to 3Q22 and increased 17.8% compared to 2Q23.

●	Gross margin was 33.8% compared to 41.3% in 3Q22 and 30.1% in 2Q23.

o	Adjusted gross margin, which excludes discounts and transitional costs associated with the new product transition, was 37.1% in 3Q23 compared to 37.2% in 2Q23.

●	Operating expenses were $79.9 million, or 57.1% of revenue compared to $58.1 million, or 40.7% of revenue in 3Q22 and $75.7 million, or 64.3% in 2Q23.

●	Operating loss was $(32.6) million compared to operating income of $0.9 million in 3Q22 and an operating loss of ($40.3) million in 2Q23.

●	Net loss was $(36.0) million as compared to net income of $2.0 million in 3Q22 and a net loss of $(40.5) million in 2Q23.

o	Adjusted net loss was $(19.4) million, or $(0.18) per diluted share, as compared to adjusted net income of $2.5 million, or $0.03 per diluted share, in 3Q22 and adjusted net loss of $(24.1) million, or $(0.23) per diluted share, in 2Q23.

●	EBITDA was $(29.7) million compared to $7.0 million in 3Q22 and $(34.3) million in 2Q23.

o	Adjusted EBITDA decreased to $(16.3) million compared to $11.8 million in 3Q22 and $(21.5) million in 2Q23.

●	Cash and cash equivalents were $26.6 million at September 30, 2023.

“Our third quarter top-line performance demonstrates that our Path to Premium Sleep strategy is gaining traction,” said Chief Executive Officer Rob DeMartini. “Since launching our innovative new mattresses and enhanced brand campaign in May and converting the majority of our retail partner floor sets to our new premium and luxury collections over the past several months, we’ve seen a steady improvement in demand for Purple mattresses despite ongoing industry softness. We are encouraged by the continued sequential acceleration in revenue and we are focused on driving further improvement across each of our distribution channels during the fourth quarter and into 2024. While market conditions and one-time costs associated with our new product transition have pressured our bottom line this year, we remain confident that we are well positioned to continue taking market share and deliver sustained, profitable growth over the long-term.”

[1]	Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

Third Quarter 2023 Review

Third quarter 2023 net revenue decreased 2.0% to $140.0 million from $142.9 million in the third quarter of 2022. This decrease was driven by soft demand for home related-products in the current operating environment, nearly fully offset by the positive response to the Company’s new product lineup including its higher priced Premium and Luxe collections, along with increased advertising spend to support the new product launch and enhanced brand positioning. By channel, wholesale revenue increased 2.6% and DTC revenue declined 5.2%. DTC net revenues declined due to lower e-commerce revenue partially offset by growth in Purple retail showroom revenue driven by the addition of 5 showrooms over the previous 12 months.

Gross margin for the third quarter 2023 decreased to 33.8% compared to 41.3% in the year ago period. Adjusted gross margin, which excludes discounts and one-time costs associated with the product transition, was 37.1% in the current year quarter. These discounts and costs include industry standard price reductions on the sell-in of new mattress floor models to wholesale partners coupled with increased discounting of discontinued models sold through the Company’s DTC channels associated with the transition to the new premium and luxury product lineups. In addition, the Company experienced increased labor and airfreight costs associated with the new product launch. Net of these transitional items, gross margins were impacted by the wrap-around on manufacturing efficiencies from last year, when we had a higher amount of inventory production, and a channel mix shift in revenue to wholesale which carries a lower average selling price than DTC channel sales. Wholesale revenues comprised approximately 43% of net revenue for the quarter, compared with approximately 41% in the same quarter last year.

Operating expenses were $79.9 million, or 57.1% of net revenue for the third quarter of 2023 compared to $58.1 million, or 40.7% of net revenue in the year ago period. This increase in operating expenses was largely driven by a $12.6 million increase in advertising expenses to support the new product launch including a new brand campaign that highlights Purple’s premium positioning and showcases the benefits of its proprietary sleep technology and a $6.9 million loss on the impairment of goodwill.

Operating loss was $(32.6) million for the third quarter 2023 compared to operating income of $0.9 million in the prior year period.

Net loss attributable to Purple Innovation, Inc. was $(36.0) million for the third quarter 2023 compared to net income of $2.0 million in the year ago period. Adjusted net income, which excludes adjustments for certain non-cash items and other items the Company does not consider in the evaluation of ongoing operational performance, including losses associated with the extinguishment of debt, impairment of goodwill, change in fair value of warrant liabilities, Board special committee fees, Acquisition expenses and gain on effective settlement in acquisition was $(19.4) million, or $(0.18) per diluted share, compared to $2.5 million, or $0.03 per diluted share in the prior year period. Adjusted net income has also been adjusted to reflect an estimated effective income tax rate of 25.9% for the current year period and 25.1% for the comparable prior year period.

EBITDA for the third quarter 2023 was $(29.7) million compared to $7.0 million in the third quarter 2022. Adjusted EBITDA was $(16.3) million compared to Adjusted EBITDA of $11.8 million in the prior year period.

Balance Sheet

As of September 30, 2023, the Company had cash and cash equivalents of $26.6 million compared to $41.8 million as of December 31, 2022. The decrease was driven primarily by cash used in operations of $55.8 million and capital expenditures of $9.4 million primarily related to additional manufacturing facility investments and showroom expansion. This was partially offset by cash provided from net proceeds of $57.0 million received from the public offering completed in February 2023 and $25 million in proceeds from the new term loan put in place in August. As of September 30, 2023, the Company had no amounts outstanding under its credit facility. As we continue to pursue our growth strategies, we will draw on our credit facility as needed and may also seek additional funding sources to further fund growth and strengthen liquidity, including new debt from subordinated lenders or equity capital.

Inventories as of September 30, 2023, totaled $72.1 million compared with $73.2 million as of December 31, 2022, and $78.4 million as of June 30, 2023.

2023 Outlook

Based on results for the first nine-months of 2023 and a more cautious view of industry demand for the remainder of the year, the Company is adjusting its outlook. It now expects net revenue to be in the range of $510 to $520 million and negative adjusted EBITDA between $(65) million and $(55) million.

Conference Call and Webcast Information

Purple Innovation, Inc. will host a live conference call to discuss financial results today, November 9, 2023 at 4:30 p.m. Eastern Time. To access the call dial (888) 300-3045 (domestic) or (646) 568-1027 (international) and provide the Conference ID: 8565527. The call is also being webcast and can be accessed on the investor relations section of the Company's website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

About Purple

Purple, the leading premium mattress company with the #1 Gel Grid technology in the world, the GelFlex® Grid, thoughtfully engineers products that make restorative sleep effortless for every kind of sleeper. The result of over 30 years of innovation and in comfort technologies, Purple's GelFlex Grid is the most significant advancement in mattresses in decades and is proven to reduce aches and pains. It instantly adapts as you move, balances temperature, relieves pressure and offers support in all the right places. Purple products, including mattresses, pillows, cushions, frames, sheets, and more, can be found online at Purple.com, in 57 Purple stores and over 3,000 retailers nationwide. Sleep Better. Live Purple.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements relating to our expected continuing expansion of market share from investment in expanded product lines, innovation and showrooms; our ability to achieve profitability; expected improvements in performance quarter-over-quarter and growth in the second half of the year; expected improvement in margin rates; our ability to successfully execute on improvement strategies, including right-sizing our cost structure and improving supply chain and manufacturing efficiency, and related impacts on our operating results; expected improvements in our operating performance, including wholesale relationships; demand for our products; expectations regarding consumer behavior; the timing and impact of the introduction of new product lines; the adequacy of our cash and other capital resources; and expected financial and operating results for the fourth quarter or full year 2023, including net revenue and Adjusted EBITDA. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices and cost of labor; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; changes in consumer demand, including pullbacks in consumer spending; disruptions to our manufacturing processes; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2023 as amended on Form 10-K/A filed with the SEC on May 1, 2023, and in our other filings made with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Presentation

The financial results included in this earnings release reflect adjustments to prior period warranty liability amounts.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted gross margin, adjusted net income, and adjusted net income per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non- recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s Adjusted EBITDA outlook for the fourth quarter and full year 2023, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:
Brendon Frey, ICR
brendon.frey@icrinc.com
203-682-8200

PURPLE INNOVATION, INC.

Condensed Consolidated Balance Sheets

(unaudited – in thousands, except for par value)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash, cash equivalents and restricted cash	$26,606	$41,754
Accounts receivable, net	32,686	34,566
Inventories, net	72,085	73,197
Prepaid expenses	8,807	7,821
Other current assets	1,989	4,117
Total current assets	142,173	161,455
Property and equipment, net	129,580	136,673
Operating lease right-of-use assets	100,739	102,541
Goodwill	—	4,897
Intangible assets, net	22,971	26,221
Other long-term assets	2,510	1,546
Total assets	$397,973	$433,333

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$45,720	$46,441
Accrued sales returns	4,971	5,107
Accrued compensation	6,220	6,691
Customer prepayments	5,175	4,452
Accrued sales and use tax	1,876	2,978
Accrued rebates and allowances	8,575	9,804
Operating lease obligations – current portion	14,771	13,708
Other current liabilities	14,664	8,948
Total current liabilities	101,972	98,129
Debt	22,483	23,657
Operating lease obligations, net of current portion	114,196	115,599
Other long-term liabilities, net of current portion	26,306	20,777
Total liabilities	264,957	258,162
Commitments and contingencies (Note 15)
Stockholders’ equity:
Class A common stock; $0.0001 par value, 210,000 shares authorized; 105,333 issued and outstanding at September 30, 2023 and 91,380 issued and outstanding at December 31, 2022	11	9
Class B common stock; $0.0001 par value, 90,000 shares authorized; 418 issued and outstanding at September 30, 2023 and 448 issued and outstanding at December 31, 2022	—	—
Additional paid-in capital	590,096	529,466
Accumulated deficit	(457,636)	(355,212)
Total stockholders’ equity attributable to Purple Innovation, Inc.	132,471	174,263
Noncontrolling interest	545	908
Total stockholders’ equity	133,016	175,171
Total liabilities and stockholders’ equity	$397,973	$433,333

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Operations

(unaudited – in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues, net	$139,996	$142,867	$364,605	$428,896
Cost of revenues	92,687	83,867	241,244	270,717
Gross profit	47,309	59,000	123,361	158,179
Operating expenses:
Marketing and sales	52,816	37,007	137,368	127,339
General and administrative	17,524	19,166	67,628	55,833
Research and development	2,704	1,927	9,001	5,818
Loss on impairment of goodwill	6,879	—	6,879	—
Total operating expenses	79,923	58,100	220,876	188,990
Operating income (loss)	(32,614)	900	(97,515)	(30,811)
Other income (expense):
Interest expense	(594)	(717)	(1,148)	(2,447)
Other income, net	205	1,107	315	988
Change in fair value – warrant liabilities	—	(53)	—	4,221
Loss on extinguishment of debt	(3,114)	—	(4,331)	—
Total other income (expense), net	(3,503)	337	(5,164)	2,762
Net income (loss) before income taxes	(36,117)	1,237	(102,679)	(28,049)
Income tax benefit (expense)	(18)	720	(162)	7,036
Net income (loss)	(36,135)	1,957	(102,841)	(21,013)
Net income (loss) attributable to noncontrolling interest	(131)	1	(417)	(204)
Net income (loss) attributable to Purple Innovation, Inc.	$(36,004)	$1,956	$(102,424)	$(20,809)

Net income (loss) per share:
Basic	$(0.34)	$0.02	$(0.99)	$(0.26)
Diluted	$(0.34)	$0.02	$(0.99)	$(0.27)

Weighted average common shares outstanding:
Basic	105,326	85,666	102,962	78,544
Diluted	105,326	86,115	102,962	78,992

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited – in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(36,135)	$1,957	$(102,841)	$(21,013)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,073	4,622	18,963	12,205
Non-cash interest	234	523	920	883
Loss on extinguishment of debt	3,114	—	4,331	—
Loss on impairment of goodwill	6,879	—	6,879	—
Change in fair value - warrant liabilities	—	53	—	(4,221)
Stock-based compensation	939	795	3,792	2,612
Gain from effective settlement of preexisting relationship	—	(1,421)	—	(1,421)
Deferred income taxes	—	(689)	—	(6,850)
Changes in operating assets and liabilities:
Accounts receivable	(10,002)	6,607	1,465	459
Inventories, net	5,757	(2,325)	696	11,479
Prepaid inventory and other assets	(4,156)	(3,589)	(1,204)	(108)
Operating lease, net	147	2,227	1,462	6,405
Accounts payable	(2,760)	10,412	544	(26,615)
Accrued sales returns	774	189	(136)	(1,816)
Accrued compensation	1,908	1,236	(801)	1,590
Customer prepayments	(302)	(1,400)	723	(7,122)
Accrued rebates and allowances	2,748	736	(1,229)	(2,118)
Other accrued liabilities	7,027	2,397	10,628	5,177
Net cash provided by (used in) operating activities	(17,755)	22,330	(55,808)	(30,474)

Cash flows from investing activities:
Excess restricted cash returned to acquiree	(826)	—	(826)	—
Cash, cash equivalents and restricted cash acquired from acquisition, net of cash paid	—	3,648	—	3,648
Purchase of property and equipment	(3,326)	(7,189)	(8,769)	(31,422)
Investment in intangible assets	(208)	(815)	(588)	(2,637)
Net cash used in investing activities	(4,360)	(4,356)	(10,183)	(30,411)

Cash flows from financing activities:
Payments on term loan	—	—	(24,656)	(2,531)
Payments on revolving line of credit	—	—	—	(55,000)
Proceeds from term loan	25,000	—	25,000	—
Payments for debt issuance costs	(3,228)	—	(6,126)	(1,242)
Proceeds from stock offering	—	—	60,300	98,210
Payments for public offering costs	—	—	(3,301)	(5,344)
Proportional Representation Preferred Linked Stock redemption fee	—	—	(105)	—
Tax receivable agreement payments	—	—	(269)	(5,847)
Proceeds from exercise of stock options	—	—	—	166
Net cash provided by (used in) financing activities	21,772	—	50,843	28,412

Net increase (decrease) in cash	(343)	17,974	(15,148)	(32,473)
Cash, beginning of the period	26,949	41,169	41,754	91,616
Cash, end of the period	$26,606	$59,143	$26,606	$59,143

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net income (loss) before interest expense, income tax (benefit) expense, other (income) expense, net, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to stock-based compensation expense, debt extinguishment, changes in the fair value of the warrant liability, impairment of goodwill, nonrecurring legal fees, Board special committee costs, executive interim and search costs, severance costs, vendor separation fee, showroom opening costs, new production facility start-up costs and COVID-19 related expenses. We believe EBITDA and Adjusted EBITDA provide additional useful information with respect to the impact of various adjustments and provide meaningful measures of our operating performance.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
GAAP net income (loss)	$(36,135)	1,957	(102,841)	(21,013)
Interest expense	594	717	1,148	2,447
Income tax (benefit) expense	18	(631)	162	(6,617)
Other income, net	(205)	314	(315)	433
Depreciation and amortization	6,072	4,622	18,962	12,205
EBITDA	(29,656)	6,979	(82,884)	(12,545)
Adjustments:
Change in fair value - warrant liability	—	53	—	(4,221)
Loss on extinguishment of debt	3,114	—	4,331	—
Stock-based compensation expense	939	795	3,792	2,612
Loss on impairment of goodwill	6,879	—	6,879	—
Vendor separation fee	—	—	1,050	3,136
Legal fees	775	227	3,520	493
Board special committee fees	—	—	14,160	—
Acquisition expenses	—	3,389	65	3,389
Gain on effective settlement in acquisition	—	(1,421)	—	(1,421)
Executive interim and search costs	1,456	1,014	3,258	4,084
Severance costs	—	—	586	2,469
Showroom opening costs	242	740	338	2,316
New production facility start-up costs	—	—	—	348
COVID-19 related expenses	—	—	—	331
Adjusted EBITDA	$(16,251)	11,776	(44,905)	991

(in thousands)	Three Months Ended June 30, 2023
GAAP net income (loss)	$(40,654)
Interest expense	352
Income tax (benefit) expense	72
Other income, net	(37)
Depreciation and amortization	6,007
EBITDA	(34,260)
Adjustments:
Stock-based compensation expense	1,661
Legal fees	1,395
Board special committee fees	8,298
Acquisition expenses	65
Executive interim and search costs	1,013
Severance costs	267
Showroom opening costs	39
Adjusted EBITDA	$(21,522)

Reconciliation of GAAP Gross Margin to Adjusted Gross Margin

A reconciliation of GAAP gross margin to the non-GAAP measure of adjusted gross margin is provided below. Adjusted gross margin represents adjusted net revenue less adjusted cost of revenues. Adjusted revenue represents revenue adjusted for revenue deemed lost through discounts on products during our transition to our new product line. Adjusted cost of revenues presents cost of revenues excluding certain incremental costs incurred during our transition to our new product line. We believe adjusted gross margin provides additional useful information with respect to the impact of certain temporary or one-time items and provides a meaningful measure of our operating performance.

	Three Months Ended
(in thousands except percentages)	September 30, 2023	June 30, 2023
Net revenue	$139,996	$117,882
Discounts on new product transition	3,124	9,628
Adjusted net revenue	143,120	127,510

Cost of revenues	92,687	82,408
Costs of new product transition	2,692	2,323
Adjusted cost of revenues	89,995	80,085

Adjusted gross margin	$53,125	$47,425
Adjusted gross margin %	37.1%	37.2%

Reconciliation of GAAP Net Income to non-GAAP Adjusted Net Income and Adjusted Net Income per Diluted Share

Our presentation of adjusted net income assumes that all net income is attributable to Purple Innovation, Inc. (i.e. there is no allocation of net income or loss to noncontrolling interests), which assumes the full exchange at the beginning of the period of all outstanding Paired Securities for shares of Class A common stock of Purple Innovation, Inc., adjusted for certain nonrecurring items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing adjusted net income by the total shares of Class A common stock outstanding plus any dilutive warrants, options and restricted stock as calculated in accordance with GAAP and assuming the full exchange of all outstanding Paired Securities as of the beginning of each period presented. Adjusted net income and adjusted net income per diluted share, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted net income and the computation of adjusted net income per diluted share, are set forth below:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2023	2022	2023	2022
Net income (loss)	$(36,135)	$1,957	$(102,841)	$(21,013)
Income tax (benefit) expense, as reported	18	(631)	162	(6,617)
Change in fair value – warrant liabilities	—	53	—	(4,221)
Loss on extinguishment of debt	3,114	—	4,331	—
Loss on impairment of goodwill	6,879	—	6,879	—
Board special committee fees	—	—	14,160	—
Acquisition expenses	—	3,389	65	3,389
Gain on effective settlement in acquisition	—	(1,421)	—	(1,421)
Adjusted net income (loss) before income taxes	(26,124)	3,347	(77,244)	(29,883)
Adjusted income tax benefit (expense)(1)	6,766	(840)	20,006	7,082
Adjusted net income (loss)	$(19,358)	$2,507	$(57,238)	$(22,801)

Adjusted net income (loss) per share, diluted	$(0.18)	$0.03	$(0.55)	$(0.29)

Adjusted weighted-average shares outstanding, diluted(2)	105,744	86,115	103,380	78,992

(in thousands, except per share amounts)	Three Months Ended June 30, 2023
Net income (loss)	$(40,654)
Income tax (benefit) expense, as reported	72
Board special committee fees	8,298
Adjusted net income (loss) before income taxes	(32,284)
Adjusted income tax benefit (expense)(1)	8,362
Adjusted net income (loss)	$(23,922)

Adjusted net income (loss) per share, diluted	$(0.23)

Adjusted weighted-average shares outstanding, diluted(2)	105,507

(1)

Represents the estimated effective tax rate of 25.9% for the three and nine months ended September 30, 2023 and for the three months ended June 30, 2023 , and 25.1% and 23.7% for the three and nine months ended September 30, 2022, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates assuming no valuation allowance .

(2)	Assumes options and restricted stock units calculated in accordance with GAAP and the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period.

A reconciliation of net income (loss) per share, diluted, to adjusted net income per diluted share is set forth below for the three and six months ended June 30, 2021 and 2020:

	For the Three Months Ended
	September 30, 2023			September 30, 2022
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(1)	$(36,004)	105,326	$(0.34)	$1,956	86,115	$0.02
Assumed exchange of shares(2)	(131)	418		1	—
Net income (loss)	(36,135)			1,957
Adjustments to arrive at adjusted income (loss) before taxes(3)	10,011			1,390
Adjusted income (loss) before taxes	(26,124)			3,347
Adjusted income tax benefit(4)	6,766			(840)
Adjusted net income (loss)	$(19,358)	105,744	$(0.18)	$2,507	86,115	$0.03

	For the Three Months Ended June 30, 2023
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(1)	$(40,487)	105,079	$(0.39)
Assumed exchange of shares(2)	(167)	428
Net income (loss)	(40,654)
Adjustments to arrive at adjusted income (loss) before taxes(3)	8,370
Adjusted income (loss) before taxes	(32,284)
Adjusted income tax benefit(4)	8,362
Adjusted net income (loss)	$(23,922)	105,507	$(0.23)

(1)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period and added in if not already included in the weighted average diluted shares. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)

Represents the estimated effective tax rate of 25.9% and 25.1% for the three months ended September 30, 2023, and June 30, 2023 and 25.1% for the three months ended September 30, 2022, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates assuming no valuation allowance.

	For the Nine Months Ended
	September 30, 2023			September 30, 2022
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(1)	$(102,424)	102,962	$(0.99)	$(20,809)	78,992	$(0.27)
Assumed exchange of shares(2)	(417)	418		(204)	—
Net income (loss)	(102,841)			(21,013)
Adjustments to arrive at adjusted income before taxes(3)	25,597			(8,870)
Adjusted income before taxes	(77,244)			(29,883)
Adjusted income tax benefit (expense)(4)	20,006			7,082
Adjusted net income	$(57,238)	103,380	$(0.55)	$(22,801)	78,992	$(0.29)

(1)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period and added in if not already included in the weighted average diluted shares. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)

Represents the estimated effective tax rate of 25.9% and 23.7% for the nine months ended September 30, 2023 and 2022, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates assuming no valuation allowance.